UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): October 20, 2010
PHOENIX TECHNOLOGIES LTD.
(Exact Name of Registrant as Specified in its Charter)

Delaware	0-17111	04-2685985
(State or Other Jurisdiction of	(Commission File Number)	(I.R.S. Employer Identification
Incorporation)		No.)

915 Murphy Ranch Road, Milpitas, California	95035
(Address of Principal Executive Offices)	(Zip Code)
Registrant’s telephone number, including area code: (408) 570-1000
Not Applicable
(Former name or former address, if changed since last report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01. Other Events
As previously disclosed, on August 25, 2010, Phoenix Technologies Ltd. (“Phoenix”) received an unsolicited non-binding proposal from a third party, affiliates of Gores Capital Partners III, L.P. (“Gores”, previously identified only as the “Competing Bidder”), to acquire all of the securities of Phoenix following the execution of the Agreement and Plan of Merger (the “Marlin Merger Agreement”), dated August 17, 2010, between Phoenix and affiliates of Marlin Capital Partners (“Marlin”). The non-binding proposal from Gores was subject to satisfactory completion of its due diligence and the negotiation of definitive agreements.
On October 20, 2010, Gores submitted a definitive offer and revised proposal to Phoenix, in the form of an Agreement and Plan of Merger (the “Gores Merger Agreement”) and other related agreements executed by Gores, to acquire all of the outstanding securities of Phoenix for cash consideration of $4.05 per share. Under the Marlin Merger Agreement, the merger consideration is $3.85 per share. The proposed acquisition by Gores will be structured as a tender offer to stockholders of Phoenix. Except for the merger consideration and the tender offer structure of the transaction, the terms of the Gores Merger Agreement are substantially identical to the Marlin Merger Agreement.
Immediately following the submission of Gores’ revised proposal, on October 20, 2010, the board of directors of Phoenix (the “Board”) held a meeting and determined, in accordance with the terms of the Marlin Merger Agreement and after consulting with its financial and legal advisors, that the revised proposal received from Gores constitutes a Superior Proposal (as such term is defined in the Marlin Merger Agreement).
Thereafter, on October 20, 2010 and pursuant to the terms of the Marlin Merger Agreement, the Board gave written notice to Marlin of its determination that the revised proposal from Gores constitutes a Superior Proposal, and the notice included copies of the Gores Merger Agreement and related agreements. Under the terms of the Marlin Merger Agreement, if Marlin does not make, within three business days following the receipt of such notice, a binding written proposal (the “Matching Proposal”) that would cause the revised proposal received from Gores to no longer constitute a Superior Proposal, Phoenix will be entitled to terminate the Marlin Merger Agreement and enter into the Gores Merger Agreement. Pursuant to the terms of the Marlin Merger Agreement, Phoenix intends to negotiate in good faith with Marlin with respect to a Matching Proposal. In the event of a termination of the Marlin Merger Agreement by Phoenix, Marlin will be entitled to a termination fee of $4.15 million from Phoenix.
In light of the developments disclosed above, Phoenix expects that it will hold but immediately adjourn its special meeting of stockholders on October 25, 2010 to a later date to be announced at the meeting.
Important Additional Information About the Merger and Where You Can Find It.
In connection with the proposed transaction and the special meeting of Phoenix stockholders to approve the transaction, Phoenix has filed a definitive proxy statement with the Securities and Exchange Commission on September 22, 2010. INVESTORS AND SECURITY HOLDERS ARE STRONGLY ADVISED TO READ THE PROXY STATEMENT AND OTHER FILED DOCUMENTS WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT THE PROPOSED TRANSACTION. Investors and security holders may obtain a free copy of the proxy statement and other documents filed by Phoenix at the Securities and Exchange Commission’s website at www.sec.gov. The proxy statement and other relevant documents may also be obtained for free from Phoenix by directing such request to Phoenix Technologies Ltd., c/o Investor Relations, 915 Murphy Ranch Rd., Milpitas, CA, telephone: (408) 570-1000.

Phoenix and its directors, executive officers and certain other members of its management and employees may be deemed to be participants in the solicitation of proxies from its stockholders in connection with the proposed merger. Certain information regarding the interests of such directors and executive officers is included in the Phoenix Proxy Statement for its 2010 Annual Meeting of Stockholders filed with the Securities and Exchange Commission on December 30, 2009, and information concerning all of the Phoenix participants in the solicitation are included in the definitive proxy statement relating to the proposed merger filed on September 22, 2010. Each of these documents is, or will be, available free of charge at the Securities and Exchange Commission’s website at www.sec.gov and from Phoenix Technologies Ltd., c/o Investor Relations, 915 Murphy Ranch Rd., Milpitas, CA, telephone: (408) 570-1000.
Forward-Looking Statements
This document contains certain forward-looking statements about Phoenix that are subject to risks and uncertainties that could cause actual results to differ materially from those expressed or implied in the forward-looking statements. These factors include, but are not limited to, the outcome of the Superior Proposal submitted by Gores or any Matching Proposal submitted by Marlin; the occurrence of any event, change or other circumstances that could give rise to the termination of the Marlin Merger Agreement and the execution of the Gores Merger Agreement; the outcome of any legal proceedings that have or may be instituted against the Company; the risk that the proposed transaction disrupts current plans and operations; and other risks that are set forth in the “Risk Factors” and other sections of Phoenix’s filings with the Securities and Exchange Commission. Many of the factors that will determine the outcome of the merger are beyond Phoenix’s ability to control or predict. Phoenix undertakes no obligation to revise or update any forward-looking statements, or to make any other forward-looking statements, whether as a result of new information, future events or otherwise.

SIGNATURE
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: October 20, 2010	PHOENIX TECHNOLOGIES LTD.

	By:	/s/ Timothy C. Chu Timothy C. Chu
Vice President, General Counsel and Secretary